Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Sprouts Farmers Market, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	common stock, par value $0.001 per share	Rule 457(c) and Rule 457 (h)	6,600,000	$26.62	$175,692,000.00	$92.70 per $1,000,000.00	$16,286.65	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities			—		—	—	—	—	—	—	—	—

	Total Offering Amounts					$175,692,000.00		$16,286.65

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$16,286.65

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under Sprouts Farmers Markets, Inc.’s (the “Registrant”) 2022 Omnibus Incentive Compensation Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of common stock.

(2)

Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for purposes of calculating the registration fee. The fee is computed based upon $26.62, which represents the average of the high and low prices per share of the Registrant’s common stock on May 31, 2022, as reported on the Nasdaq Global Select Market.